Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-203843

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated May 19, 2015)

589,510 Shares

Common Stock

This Prospectus Supplement No. 2 supplements the prospectus dated May 19, 2015 or the prospectus that forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-203843). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 18, 2015 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus and this prospectus supplement relate to the disposition from time to time by the selling stockholders identified in the prospectus, or their permitted transferees or other successors-in-interest, of an aggregate of 589,510 shares of our common stock, which are issuable upon the exercise of warrants to purchase our common stock. We are not selling any common stock under the prospectus and this prospectus supplement, and will not receive any of the proceeds from the sale of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on the NASDAQ Capital Market under the symbol “CAPN.” The last reported sale price of our common stock on The NASDAQ Capital Market on October 13, 2015 was $2.13 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the prospectus, and under similar headings in any amendments or supplements to the prospectus, and “Part II — Item 1A — Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 14, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2015

CAPNIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 15, 2015, Capnia, Inc. (“Capnia” or the “Company”) held its 2015 Annual Meeting of Stockholders. Of the 7,499,202 shares of common stock outstanding as of May 19, 2015, the record date, 6,410,695 shares were represented at the meeting in person or by proxy, constituting 85.49% of the outstanding shares entitled to vote and constituting a quorum for the transaction of business.

The stockholders of the Company voted on the following items at the Meeting:

1.	To elect two Class I directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015.

Proposal One – Election of Directors

The table below presents the voting results of the election of the Class I directors to Capnia’s Board of Directors by the Company’s stockholders:

Nominee	Votes For	Votes Withheld	Percent of Voted	Broker Non-Votes
William James Alexander	4,857,914	12,329	99.75%	1,540,452
Edgar G. Engleman, M.D.	4,857,033	13,210	99.73%	1,540,452

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm

Capnia’s stockholders ratified the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 by the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
6,363,709	5,401	41,585	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPNIA, INC.
Date: June 18, 2015
By: /s/ David O’Toole
David O’Toole
Chief Financial Officer